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FOR IMMEDIATE RELEASE

CONTACT: LARRY KNORR, (916) 929-8244, EXT. 29

WINSHIP PROPERTIES ANNOUNCES EXPANDED CREDIT FACILITY AND TWO PROPERTY SALES.

     SACRAMENTO, CA, March 15, 1999: WinShip Properties announced today that it has expanded its credit facility to $44 Million with Fremont Investment & Loan, replacing a $27.5 Million credit facility with another lender. This expanded facility will provide capital to WinShip Properties for such things as property improvements and where appropriate, new investments. $10 Million of the loan proceeds was utilized to retire the company's outstanding senior notes. The senior noteholders are also significant shareholders of the company.

     WinShip Properties also announced two unrelated property sales. The Company sold its mini-storage facility in Santa Rosa for $3.6 Million as well as an office building in Sacramento for $4.8 Million. Net proceeds from these two sales were used to reduce the outstanding loan balance of the new credit facility.